                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A
                                 AMENDMENT No. 1

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): March 3, 1997

                                PAXAR CORPORATION
             (Exact name of registrant as specified in its charter)

        New York                          0-5610                 13-5670050
(State or Other Jurisdiction      (Commission File Number)      (IRS Employer
 of Incorporation)                                               Ident. No.)

             105 Corporate Park Drive, White Plains, New York 10604
            (Address of Principal Executive Offices)        (Zip Code)

                                 (914) 697-6800
               Registrant's telephone number, including area code

EXPLANATORY NOTE


          This Amendment No. 1 on Form 8-K/A to the Current Report on Form 8-K ("Form 8-K") for March 3, 1997 of PAXAR Corporation, a New York corporation ("the Company"), is submitted in order to provide the Financial Statements called for under Item 7 of Form 8-K. Therefore, the Company hereby amends its Form 8-K in accordance with Rule 12b-15 under the Securities Exchange Act of 1934.

Item 7. Financial Statements and Exhibits.

         (a) Financial Statements of Business Acquired. Audited financial statements for Monarch Marking Systems, Inc. and Subsidiaries for the years ended December 31, 1996 and December 31, 1995 are set forth below.

                          MONARCH MARKING SYSTEMS, INC.
                                AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                                      AS OF

                           DECEMBER 31, 1996 AND 1995

                                  TOGETHER WITH

                                AUDITORS' REPORT

                    Report of Independent Public Accountants


To the Stockholders of Monarch Marking Systems, Inc.:

         We have audited the accompanying consolidated balance sheets of Monarch Marking Systems, Inc. (a Delaware Corporation) and Subsidiaries as of December 31, 1996 and 1995, the related consolidated statements of operations and cash flows for the twelve months ended December 31, 1996, the six months ended December 31, 1995 and June 29, 1995 and the twelve months ended December 31, 1994, and the related statements of stockholders' equity for the twelve months ended December 31, 1996 and the six months ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Monarch Marking Systems, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the twelve months ended December 31, 1996, the six months ended December 31, 1995 and June 29, 1995, and the twelve months ended December 31, 1994, in conformity with generally accepted accounting principles.


Arthur Andersen LLP

Dayton, Ohio,
April 30, 1997.

                          MONARCH MARKING SYSTEMS, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED BALANCE SHEETS (NOTE 1)

                        AS OF DECEMBER 31, 1996 AND 1995
                                 (In Thousands)


                                                                 DECEMBER 31,    DECEMBER 31,
                                                                    1996            1995
                                                                 -----------     -----------
ASSETS

CURRENT ASSETS:
     Cash and cash equivalents (Notes 2, 5, and 11)               $ 18,170        $ 17,889

     Accounts receivable, net of allowance for doubtful
         accounts of $3,631 and $3,945 at December 31, 1996
         and 1995, respectively (Notes 3, 5, and 11)                41,532          40,164
     Inventories (Notes 2 and 5)-
         Raw materials and work in process                          20,198          22,984
         Supplies and service parts                                  6,244           6,425
         Finished goods                                             14,323          13,990
     Prepaid income taxes                                              736           2,737
     Prepayments and other current assets                            2,798           3,015
                                                                  --------        --------
                  Total current assets                             104,001         107,204
                                                                  --------        --------
PROPERTY, PLANT AND EQUIPMENT (Note 2):
     Land and land improvements                                      3,380           3,353
     Buildings and building improvements                            18,282          18,157
     Machinery and equipment                                        63,935          61,007
     Furniture and fixtures                                          6,015           5,517
     Leasehold improvements                                          2,825           2,477
     Rental equipment                                                  729             917
     Assets held under capital leases                                  713             348
     Construction in progress                                          934           1,696
                                                                  --------        --------
                                                                    96,813          93,472
     Accumulated depreciation                                      (53,356)        (49,817)
                                                                  --------        --------
     Property, plant and equipment, net                             43,457          43,655
                                                                  --------        --------
GOODWILL (Note 2)                                                   27,891          28,153

FINANCING AND ACQUISITION FEES (Note 2)                              7,856           7,938

OTHER INTANGIBLE ASSETS (Note 2)                                     3,600           3,866

OTHER NON-CURRENT ASSETS                                             3,549           3,030
                                                                  --------        --------
                  Total assets                                    $190,354        $193,846
                                                                  ========        ========




         The accompanying notes to consolidated financial statements are an integral part of these statements.

                          MONARCH MARKING SYSTEMS, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED BALANCE SHEETS (NOTE 1)

                        AS OF DECEMBER 31, 1996 AND 1995
                                 (In Thousands)


                                                                           DECEMBER 31,   DECEMBER 31,
                                                                               1996           1995
                                                                           -----------    -----------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Short-term borrowings (Notes 5 and 11)                                 $     --        $  6,734
     Current portion of capital lease obligations (Note 10)                      129             117
     Accounts payable and overdrafts (Note 11)                                 9,871          10,712
     Advance billings (Note 2)                                                 5,876           6,070
     Deferred income tax liabilities (Notes 2 and 7)                           1,554           2,550
     Other current liabilities -
         Accrued interest                                                      6,250           6,319
         Accrued salaries, wages, vacation pay, commissions and bonus
                                                                               9,526           8,976
         Income and other taxes (Note 2)                                       4,377           4,070
         Reorganization                                                        1,110           4,600
         Other                                                                 7,151           7,730
                                                                            --------        --------
                  Total current liabilities                                   45,844          57,878

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS (Notes 5, 10 and 11)            100,258         100,352

POSTEMPLOYMENT BENEFITS LIABILITY (Note 2)                                     5,075           5,662
                                                                            --------        --------
                  Total liabilities                                          151,177         163,892
                                                                            --------        --------
COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' EQUITY (Note 6):
     Common stock, $.01 par value; 1,000 shares authorized,
       1,000 shares issued and outstanding                                        --              --
     Paid-in capital                                                          30,606          30,303
     Cumulative translation adjustment (Note 2)                               (1,070)         (1,558)
     Retained earnings                                                         9,641           1,209
                                                                            --------        --------
                  Total stockholders' equity                                  39,177          29,954
                                                                            --------        --------
                  Total liabilities and stockholders' equity                $190,354        $193,846
                                                                            ========        ========





           The accompanying notes to consolidated financial statements are an integral part of these statements.

                          MONARCH MARKING SYSTEMS, INC.
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF OPERATIONS (NOTE 1)

                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996,
            THE SIX MONTHS ENDED DECEMBER 31, 1995 AND JUNE 29, 1995,
                  AND THE TWELVE MONTHS ENDED DECEMBER 31, 1994
           (In Thousands, except number of shares and per share data)


                                                                TWELVE MONTHS    SIX MONTHS     SIX MONTHS      TWELVE MONTHS
                                                                    ENDED           ENDED          ENDED           ENDED
                                                                 DECEMBER 31,    DECEMBER 31,    JUNE 29,       DECEMBER 31,
                                                                    1996            1995           1995            1994
                                                                -------------   ------------    ----------      ------------
NET SALES (Note 2, 3, and 4)                                     $259,245        $128,123        $126,410        $246,874

COST OF GOODS SOLD                                                147,273          79,008          78,048         138,065
                                                                 --------        --------        --------        --------
         Gross Profit                                             111,972          49,115          48,362         108,809

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                       76,700          36,793          39,903          89,836


RESEARCH AND DEVELOPMENT EXPENSES                                   9,967           4,171           3,416           7,380

NONRECURRING CHARGES FOR ADJUSTMENTS TO OPERATING ITEMS               --               --           6,123              --
                                                                 --------        --------        --------        --------
         Operating income (loss)                                   25,305           8,151          (1,080)         11,593

INTEREST (INCOME)/EXPENSE, NET                                     13,164           6,830            (713)           (908)

OTHER NONOPERATING INCOME, NET                                       (904)           (628)             --              --
                                                                 --------        --------        --------        --------
         Income (loss) before provision for (benefit from)
            income taxes and cumulative effect of
            accounting change                                      13,045           1,949            (367)         12,501


PROVISION FOR (BENEFIT FROM) INCOME TAXES (Notes 2 and 7)           4,525           4,613             740            (133)
                                                                 --------        --------        --------        --------
         Net income (loss) before cumulative effect of
            accounting change                                       8,432           1,209            (234)          7,976

CUMULATIVE EFFECT OF ACCOUNTING CHANGE (NET OF TAX
     PROVISION OF $2,223) (Note 2)                                     --              --              --           3,477
                                                                 --------        --------        --------        --------
NET INCOME (LOSS)                                                $  8,432        $  1,209        $   (234)       $  4,499
                                                                 ========        ========        ========        ========

WEIGHTED AVERAGE NUMBER OF SHARES (Notes 2 and 6)                   1,048           1,000             N/A             N/A
                                                                 ========        ========        ========        ========
EARNINGS PER SHARE (Notes 2 and 6)                               $  8,046        $  1,209             N/A             N/A
                                                                 ========        ========        ========        ========




           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                          MONARCH MARKING SYSTEMS, INC.
                                AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (NOTE 1 )

                FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996 AND
                     THE SIX MONTHS ENDED DECEMBER 31, 1995
                                 (In Thousands)



                                                                         CUMULATIVE
                                              COMMON       PAID-IN      TRANSLATION     RETAINED
                                               STOCK       CAPITAL       ADJUSTMENT     EARNINGS      TOTAL
                                              ------       -------      -----------     --------     -------
STOCKHOLDERS' EQUITY at June 30, 1995           $ --       $30,303       $    --        $   --       $30,303

     Net income                                   --            --            --         1,209         1,209

     Translation adjustment                       --            --        (1,558)           --        (1,558)
                                                ----       -------       -------        ------       -------

STOCKHOLDERS' EQUITY at December 31, 1995         --        30,303        (1,558)        1,209        29,954


     Net income                                   --            --            --         8,432         8,432

     Issuance of common stock                     --           303            --            --           303

     Translation adjustment                       --            --           488            --           488
                                                ----       -------       -------        ------       -------

STOCKHOLDERS' EQUITY at December 31, 1996       $ --       $30,606       $(1,070)       $9,641       $39,177
                                                ====       =======       =======        ======       =======


           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                          MONARCH MARKING SYSTEMS, INC.
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF CASH FLOWS (NOTE 1)

                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996,
            THE SIX MONTHS ENDED DECEMBER 31, 1995 AND JUNE 29, 1995,
                  AND THE TWELVE MONTHS ENDED DECEMBER 31, 1994
                                 (In Thousands)


                                                                              TWELVE      SIX MONTHS    SIX MONTHS       TWELVE
                                                                              MONTHS         ENDED         ENDED      MONTHS ENDED
                                                                           DECEMBER 31,   DECEMBER 31,   JUNE 29,     DECEMBER 31,
                                                                               1996           1995         1995           1994
                                                                           -----------    -----------    ---------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                                       $ 8,432        $ 1,209       $  (234)       $ 4,499
     Nonrecurring charges for adjustments to operating items                      --             --         6,123             --
     Effect of change in accounting principle                                     --             --            --          3,477
     Adjustments to reconcile net income (loss) to net cash provided by operating activities-
          Depreciation and amortization                                       12,121          5,449         3,859          7,564
          Deferred income tax provision                                         (982)         2,828        (2,154)        (1,309)
          Other, net                                                          (3,014)           879          (178)          (582)
     Changes in components of working capital-
          Decrease (increase) in receivables                                  (1,368)        (2,131)       (1,420)           538
          Decrease (increase) in prepaid income taxes                          2,001         (2,737)           --             --
          Decrease (increase) in inventories                                   2,634         10,025         3,324         (6,233)
          Decrease (increase) in prepayments and other current assets            217             15          (508)          (294)
          Increase (decrease) in accounts payable and overdrafts                (841)        (1,963)         (631)         2,321
          Increase (decrease) in advance billings                               (194)           806            80            105
          Increase (decrease) in other current liabilities                    (3,281)         3,246         6,725         (1,568)
     Net impact of eliminating assets not sold/liabilities not acquired           --             --        (5,066)         5,127
                                                                             -------        -------       -------        -------
                 Net cash provided by operating activities                    15,725         17,626         9,920         13,645
                                                                             -------        -------       -------        -------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital additions                                                        (8,868)        (2,969)       (3,657)        (6,944)
                                                                             -------        -------       -------        -------
                 Net cash used in investing activities                        (8,868)        (2,969)       (3,657)        (6,944)
                                                                             -------        -------       -------        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Cash contributed by stockholders                                            303          3,493            --             --
     Transfers to parent                                                          --             --        (4,953)        (6,614)
     Repayments on revolving credit facility                                  (6,734)        (1,277)           --             --
     Repayments of capital lease obligations                                     (82)           (16)         (110)           (87)
                                                                             -------        -------       -------        -------
                 Net cash  (used in) provided by financing activities         (6,513)         2,200        (5,063)        (6,701)
                                                                             -------        -------       -------        -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                          (63)          (168)           --             --
                                                                             -------        -------       -------        -------
                 Net increase in cash and cash equivalents                       281         16,689         1,200             --

CASH AND CASH EQUIVALENTS, beginning of period                                17,889          1,200            --             --
                                                                             -------        -------       -------        -------

CASH AND CASH EQUIVALENTS, end of period                                     $18,170        $17,889       $ 1,200             --
                                                                             =======        =======       =======        =======

SUPPLEMENTAL CASH FLOWS INFORMATION:
     Cash paid for interest                                                  $13,051        $   310       $    38        $    39
                                                                             =======        =======       =======        =======

     Cash paid for income taxes                                              $ 3,214        $   925       $ 4,280        $ 5,184
                                                                             =======        =======       =======        =======





           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                          MONARCH MARKING SYSTEMS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995

              (Dollars in Thousands, except as otherwise indicated)


(1)    The Company-

       (a) Description of Business--Monarch Marking Systems, Inc. (the "Company") operates in the United States, Australia, Canada, France, Germany, Hong Kong, Mexico, Singapore and the United Kingdom. The Company is a manufacturer and marketer of marking equipment and supplies. The Company also sells, directly and through distributors, marking equipment and supplies in 75 other countries around the world. The Company manufactures, markets and distributes (i) tabletop label dispensers and handheld, mechanical labeling guns which print pressure-sensitive price and other identification labels and affix them onto merchandise for retailers and (ii) electronic bar code printers which are used in a wide range of retail and industrial applications, including inventory management and distribution systems. The Company also manufactures and markets supplies used in both its conventional labelers and bar code printers and provides extensive service to its installed base of machines. The Company's products are utilized in both retail and industrial applications.

       (b) Change in Control--On March 3, 1997, PAXAR Corporation, formerly an indirect 49% shareholder of the Company, acquired 100% of the Company's remaining shares indirectly owned by other shareholders. The purchase price consisted of $94,100 in cash, $5,900 in notes, $25,700 in warrants and options and $4,700 in stock of PAXAR Corporation. Effective with this transaction, Monarch Marking Systems, Inc. became a wholly-owned subsidiary of PAXAR Corporation.

       (c) Acquisition from Pitney Bowes, Inc.--On June 29, 1995, Monarch Holdings, Inc., ("Holdings") the parent of the Company was acquired by and merged with Monarch Acquisition Corp. (the "Acquisition"). Prior to this date, the Company was operated as a wholly owned subsidiary of Pitney Bowes Inc. ("Pitney Bowes"). Certain assets and liabilities not integral to the business, including certain real property, intercompany accounts with Pitney Bowes and its subsidiaries, certain cash accounts, investments in affiliates, intercompany loans, certain income taxes payable, the base material business and the Company's operations in Italy and Sweden were retained by Pitney Bowes upon sale of the Company. Pitney Bowes also retained the Company's U.S. pension liability and postretirement benefits liabilities. All assets and liabilities retained by Pitney Bowes, along with the associated tax benefits, have been excluded from these financial statements.

              The aggregate purchase price for the Company, including related fees and expense, was approximately $138,300. The purchase price and such fees and expenses were funded with (i) an initial borrowing by the Company of approximately $8,000 under a revolving credit agreement ("Revolving Credit Facility"), (ii) the net proceeds from the offering by the Company of senior notes of $100,000 ("Senior Notes"), (iii) $30,000 of common equity contributed in equal portions by Odyssey Partners, L.P. and PAXAR Corporation and (iv) $300 of common equity contributed by the Company's Chairman of the Board.

              The Omnibus Purchase Agreement between the Company and Pitney Bowes relating to the Acquisition (the "Omnibus Purchase Agreement") provided for an adjustment to the purchase price under certain circumstances. The Company advised Pitney Bowes that it believed it was entitled to a purchase price adjustment in its favor and Pitney Bowes similarly advised the Company that it believed it was entitled to a purchase price adjustment in its favor. This dispute was referred to an arbitrator for settlement. The arbitrator concluded that a decrease in the purchase price of $11.2 million was warranted. Pitney Bowes has commenced legal action to overturn this award. In January 1997, the court confirmed the arbitrator's award. Pitney Bowes has appealed this decision. The Company intends to vigorously pursue its right to this purchase price adjustment.

              The following table summarizes the allocation of the purchase price to the assets and liabilities acquired. Due to the litigation described above, the Company has not yet revised the allocation of the purchase price to reflect the arbitration settlement.

               Allocation of purchase price:
                    Current assets                                          $101,231
                    Property, plant and equipment, net                        41,960
                    Goodwill, financing fees & other intangible assets        43,322
                    Other non-current assets                                   2,315
                    Severance and other organization costs                    (9,181)
                    Liabilities assumed                                      (41,347)
                                                                            --------
                                 Total purchase price                       $138,300
                                                                            ========

       (d) Pre-Acquisition Financial Statements--The Consolidated Statements of Operations for the six months ended June 29, 1995 and twelve months ended December 31, 1994 ("Pre-Acquisition Financial Statements") present the pre-acquisition operations of the Company as a wholly-owned subsidiary of

              Pitney Bowes. Operations retained by Pitney Bowes, including the Company's operations in Italy and Sweden, are excluded from the Pre-Acquisition Financial Statements. The Consolidated Statement of Operations for the six months ended June 29, 1995 also includes $6,123 of nonrecurring adjustments to operating reserves including adjustments for excess and obsolete inventory, warranty, sales returns and workers' compensation, among others.

              The Consolidated Statements of Stockholders' Equity have been presented for periods subsequent to the Acquisition. Prior to the Acquisition, the Company was operated as a wholly-owned subsidiary of Pitney Bowes and had no equity transactions other than changes in the cumulative translation adjustment and transfers to/from Pitney Bowes of $4,953 for the six months ended June 29, 1995 and $6,614 for the twelve months ended December 31, 1994. Changes in cumulative translation adjustments prior to the Acquisition were not material.

 (2)   Summary of Significant Accounting Policies-

       (a) Consolidation--The accompanying consolidated financial statements include the accounts of Monarch Marking Systems, Inc. and its wholly owned subsidiaries ("the Company"). All significant intercompany transactions have been eliminated.

       (b) Use of Estimates--In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management has made, where necessary, estimates and judgments based on currently available information that affect certain of the amounts reflected in the consolidated financial statements. Actual results could differ from those estimates. Reserves which require the use of estimates consist of the following: sales returns and allowances, inventory obsolescence, self-funded workers' compensation and medical claims and warranty obligations, among others.

       (c) Cash and Cash Equivalents--Cash and cash equivalents include cash on hand, demand deposits and highly liquid investments with an initial maturity of three months or less.

       (d) Rental Arrangements and Advance Billings--The Company rents equipment to its customers under short-term rental agreements, generally for periods of three months to three years. Charges for equipment rental and maintenance contracts are billed in advance; the related revenue is included in advance billings and included in the Company's operating results as earned.

       (e) Fixed Assets and Depreciation--Property, plant and equipment are stated at historical cost. For assets acquired at the Acquisition date, historical cost represents the allocated purchase accounting values at such date. The Company's property, plant and equipment are depreciated using the straight-line method over the useful lives of the various assets. Estimated useful lives of the Company's property, plant and equipment are as follows:

                     Land improvements                  10 years
                     Buildings                        5-25 years
                     Building improvements              10 years
                     Machinery and equipment          3-10 years
                     Tooling                          3-10 years
                     Data processing equipment         3-5 years
                     Furniture and fixtures           3-10 years

              Major improvements which add to productive capacity or extend the life of an asset are capitalized while repairs and maintenance are charged to expense as incurred. Properties leased under capital leases are amortized on a straight-line basis over the primary lease terms.

       (f) Inventories--Effective with the Acquisition, the Company adopted the LIFO inventory valuation method for its U.S. inventories only with all non-U.S. inventories valued at FIFO. Approximately 79% of the Company's inventories were valued at LIFO at December 31, 1996 and 1995.

              At December 31, 1996, the Company had a LIFO reserve of $476. If the FIFO method of inventory accounting had been utilized to value all inventories the Company's operating income (loss) would have been impacted as follows:

                                                          Increase (Decrease)
                                                          -------------------
              Twelve months ended December 31, 1996              $476
              Six months ended December 31, 1995                    0

              Inventories are stated at the lower of cost or market. At December 31, 1996 and 1995, inventory cost also includes approximately $11,825 and $12,600 related to the purchase price adjustment to record inventories at their fair value at the Acquisition date. In addition, reserves have been recorded to reduce inventory carrying costs to net realizable value. At December 31, 1996 and 1995, the value of these reserves was $3,622 and $7,500, respectively.

       (g) Revenue Recognition and Product Warranty--Sales revenue is recognized when a product is shipped. Service revenue is recognized over the life of service agreements. Anticipated warranty costs are provided for when the associated product is shipped.

       (h) Advertising Costs--The Company expenses the costs of advertising as incurred except for direct-response advertising, which is capitalized and amortized over its expected period of future benefits. Direct-response advertising consists of catalogs which are published semi-annually. At December 31, 1996 and 1995, the Company reported $153 and $236, respectively, of advertising costs as capitalized assets. These capitalized costs are amortized over the six month period following the catalog's publication. Advertising costs expensed were $2,062 for the twelve months ended December 31, 1996 and $800 for the six months ended December 31, 1995.

       (i) Foreign Exchange Contracts--The Company periodically enters into contracts to buy certain foreign currencies to hedge against losses on U.S. dollar denominated inventory purchases by its foreign subsidiaries. These transactions are firmly committed transactions. Accordingly, the gains and losses associated with these instruments are deferred until the underlying transactions are recognized. At December 31, 1996, the Company had forward contracts outstanding to sell French francs and pounds sterling for an equivalent U.S. dollar value of $900 and $1,887, respectively. These forward contracts mature through December 1997.

       (j) Income Taxes--Prior to the Acquisition, the Company's U.S. taxable income was included in the consolidated federal and certain state income tax returns of Pitney Bowes. Effective with the Acquisition, the Company began computing its tax provision on a separate company basis.

              The deferred tax provision is determined under the liability method. Deferred tax assets and liabilities are recognized based on differences between the book and tax bases of assets and liabilities using presently enacted tax rates. The Company's deferred income taxes result principally from expenses not currently recognized for tax purposes, additional inventory deductions for tax purposes not recognized for book purposes and the excess of tax over book depreciation. Deferred tax assets and liabilities are classified as current or noncurrent based on the classification of the related asset or liability for financial reporting purposes.

              It has not been necessary to provide for income taxes on approximately $6,000 of cumulative undistributed earnings of subsidiaries outside the U.S. These earnings will be either indefinitely reinvested or remitted substantially free of additional tax. Determination of the liability that would result in the event all of these earnings were remitted to the U.S. is not practicable. It is estimated, however, that withholding taxes on such remittances would approximate $300 as of December 31, 1996.

       (k) Foreign Currency Translation--The Company complies with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" for translating foreign currency denominated financial statements in reporting its consolidated financial position. The functional currency of the Company's non-U.S. operations are their respective local currencies. Accordingly, assets and liabilities of operations outside the U.S. are translated at current rates in effect at the end of the period, and revenues and expenses are translated at average currency rates during the period. Net cumulative translation adjustments are recorded as a separate component of stockholders' equity in the accompanying consolidated balance sheets.

       (l) Goodwill, Financing and Acquisition Fees, and Other Intangible Assets--The Company amortizes goodwill on a straight-line basis over forty years, financing fees on a straight-line basis over the life of the related debt (three to eight years) and other intangible assets (primarily customer lists) on a straight-line basis over approximately seven years. Accumulated amortization of goodwill and other capitalized costs (including intangible assets) was $3,975 and $1,175 at December 31, 1996 and 1995, respectively.

       (m) Postemployment Benefits--The Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" as of January 1, 1994 which required accrual of postemployment benefits as these benefits are earned. The cumulative effect of this change in accounting principle was a provision of $3,477 (net of tax). Postemployment benefits include Company provided medical benefits to disabled employees and Company provided life insurance as well as other disability and death- related benefits to former or inactive employees, their beneficiaries and covered dependents. In 1996, an 11% increase in cost of health care benefits was assumed. This rate was assumed to decrease to 5% for 2002 and remain at that level thereafter. The weighted average discount rate used was 7% at December 31, 1996.

       (n) Earnings Per Share--Prior to the Acquisition, the Company was a wholly-owned subsidiary of Pitney Bowes and did not have its own common stock. Accordingly, the Company has not presented an earnings per share disclosure prior to Acquisition. Effective with the Acquisition, the Company issued 1,000 shares of common stock. Earnings per share are based upon the weighted average number of common shares outstanding during the year and include the dilutive effect of stock options. Primary and fully diluted earnings per share are the same.

       (o) SFAS 121 - "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of"--In January 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121 ("SFAS 121"). SFAS 121 establishes standards which require the Company to compare the undiscounted future cash flows from the use and ultimate disposition of its long-lived tangible and intangible assets to their carrying amounts in order to determine whether an impairment exists. The adoption of SFAS 121 did not have a material impact on the Company's consolidated financial statements.

       (p) SFAS 123 - "Accounting for Stock-Based Compensation"--The Company has elected to account for the cost of its stock options utilizing the intrinsic value method prescribed in APB Opinion No. 25 as allowed by Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for stock options as all stock options were granted at prices which reflect fair market value, as defined in the Plan, at the grant date. The pro forma disclosures required by SFAS 123 are presented in Note 6.

       (q) Noncash Transactions--On December 8, 1995, the Company redeemed $100 million of privately-held borrowings and issued $100 million of publicly-traded debt pursuant to its Form S-4 registration statement previously filed with the Securities and Exchange Commission.

(3)    Concentrations of Credit Risk-

       A significant portion of the Company's sales are to customers in the retail industry. The Company generally extends credit to these customers and, therefore, collection of these receivables is affected by conditions or occurrences within the retail industry. No single customer accounted for greater than 10% of the Company's receivables as of December 31, 1996 or 1995 or the Company's net sales during 1996, 1995 or 1994.

(4)    Related Party Transactions-

       Prior to the Acquisition, Monarch was operated principally as a wholly-owned subsidiary of Pitney Bowes. The Company supplied certain inventory and component parts to Pitney Bowes and its subsidiaries. The Company also arranged financing for certain of its products through either Pitney Bowes Credit Corporation (PBCC) in the U.S. or leasing subsidiaries in Canada and U.K., all of which are wholly-owned subsidiaries of Pitney Bowes. Sales to Pitney Bowes which have been recognized in the accompanying financial statements were not material in any reporting period.

       In connection with the Acquisition, the Company and Pitney Bowes entered into certain agreements which require, among other things, for Pitney Bowes to provide certain administrative services to the Company for a period of time following the Acquisition, the continued purchase by Pitney Bowes of bar code printers from the Company, and the purchase by the Company of ink and ink rollers from Pitney Bowes. The purchase commitments have a minimum term of five years and automatically renew for twelve month periods unless six months notice is given by either party.

       At December 31, 1996, the Company held notes receivable totaling $550 from the President of the Company. These notes bear interest at rates of 5.9% and 7.5% and will mature on December 31, 1997 and June 14, 1998. At December 31, 1996, the Company also held a note receivable of $200 from another member of management. This note bears interest at a rate of 7.05% and will mature in equal installments on February 15, 1997 and February 15, 1998. The notes related primarily to relocating managements' residences to Ohio. The current portion of these notes have been classified in accounts receivable and the long-term portion have been classified in other non-current assets in the accompanying Consolidated Balance Sheets.

(5)    Debt-

       To finance the Acquisition, the Company borrowed $100,000 on unsecured Senior Notes and obtained a Revolving Credit Facility. The
       Revolving Credit Facility permits borrowings in an amount not to exceed the lesser of $25,000 or the "Borrowing Base", as defined in the Revolving Credit Facility to include a stated percentage of certain of the Company's inventories and accounts receivable. Borrowings under the revolving credit agreement bear interest at a rate equal to Bankers Trust Company's U.S. or Canadian prime rate plus 1.5%. In 1996, the maximum and average borrowings were $6,051 and $4,495, respectively. The weighted average interest rate on these borrowings was 9.37% in 1996 and 8.0% in 1995. The revolving credit agreement expires on June 30, 1998. At December 31, 1996, the Company had no borrowings outstanding under this agreement.

       The Company's long-term debt consists of $100,000 of unsecured Senior Notes which bear interest at a fixed rate of 12.5%. Repayment of these Senior Notes is due in 2003. The notes may be prepaid by the Company at 106.25% of their principal amount.

       Subsequent to yearend, Paxar Corporation acquired 100% of the Company's stock. In connection with this acquisition, the Company's revolving credit facility was terminated, and the Company's Senior Notes were retired pursuant to a tender offer for them by the Company. Payment of the tender offer price for the Senior Notes was financed by a loan from PAXAR Corporation. The loss related to this early extinguishment of debt will be recognized in 1997.

(6)    Stock Based Compensation Plans-

       During 1996, the Company adopted a stock option plan (Option Plan) which retroactively granted stock options to certain executives in 1995. The Company accounts for the Option Plan under APB Opinion No. 25, and no compensation cost has been recognized as all stock options have an exercise price which equal or exceeded fair market value at their date of grant. Fair market value of the company's stock is defined in the Option Plan as 6.5 times earnings before interest, taxes, depreciation and amortization (EBITDA) less net borrowings.

       Had compensation cost for the Option Plan been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                       TWELVE MONTHS
      (In thousands, except                                ENDED             SIX MONTHS ENDED
         per share data)                             DECEMBER 31, 1996       DECEMBER 31, 1995
         ---------------                             -----------------       -----------------
Net income                          As reported           $8,432                 $1,209
                                    Pro forma              8,135                  1,147
Earnings Per Share                  As reported            8,042                  1,209
                                    Pro forma              7,762                  1,147


       The Company has reserved 87.5 shares of common stock for issuance under the Option Plan. At December 31, 1996, options have been granted which are convertible into 80 shares of common stock. The options vest over a five year period and expire after ten years.

       Following is a summary of the Company's stock options at December 31, 1996 and 1995, and the changes during the periods then ended:

                                              1996                     1995
                                     ----------------------    ----------------------
                                                   WEIGHTED                  WEIGHTED
                                                    AVERAGE                  AVERAGE
                                                   EXERCISE                  EXERCISE
         (Options in thousands)      OPTIONS        PRICE       OPTIONS       PRICE
         ----------------------      -------        -----       -------       -----
Outstanding at beginning of            400         $ 3.29           0         $ --
   year

Granted                                475          12.06         400           3.29

Exercised                                0           --             0           --
                                    ------         ------        ----         ------
Forfeited/Expired                        0           --             0           --
                                    ------         ------        ----         ------
Outstanding at end of year             875           8.05         400           3.29
                                    ======         ======        ====         ======
Exercisable at end of year             239           4.29         100           3.29
                                    ======         ======        ====         ======
Weighted average fair value of
   options granted                  $ 2.18
                                    ======

       At December 31, 1996, 425 of the outstanding options have an exercise price of $3.29 with a remaining contractual life of approximately 9 years. Approximately 208 of these options are exercisable. The remaining 450 options have exercise prices between $9.00 and $16.00, with a weighted average exercise price of $12.55 and a weighted average remaining contractual life of 9.7 years. Only 31 of these options are exercisable; their weighted average exercise price is $10.97.

       The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

               Dividend yield                      0%
               Risk-free interest rates            6.07 - 7.11%
               Expected lives                      10 years


       On March 3, 1997, PAXAR Corporation, which had previously indirectly owned 49% of the Company, purchased all of the Company's common stock indirectly owned by the other shareholders. Effective with this transaction, the Company's outstanding stock options were converted to Paxar stock options.

 (7)     Taxes on Income-

       The Company provision for (benefit from) income taxes consists of the following:

                                            TWELVE MONTHS      SIX MONTHS      SIX MONTHS      TWELVE MONTHS
                                                ENDED            ENDED           ENDED            ENDED
                                             DECEMBER 31,     DECEMBER 31,      JUNE 29        DECEMBER 31,
                                                1996             1995            1995              1994
                                            -------------     ------------     ----------      -------------
Currently payable:
     U.S. federal                             $ 3,474          $(2,192)         $ 1,361          $ 4,122
     U.S. state and local                         130             (545)             194              312
     Outside the U.S.                           1,991              649              466            1,400
                                              -------          -------          -------          -------
         Total current                          5,595           (2,088)           2,021            5,834
                                              -------          -------          -------          -------
Deferred:
     U.S. federal                                 (70)           2,342           (1,590)          (1,056)
     U.S. state and local                          (4)             348             (272)            (151)
     Outside the U.S.                            (908)             138             (292)            (102)
                                              -------          -------          -------          -------
        Total deferred                           (982)           2,828           (2,154)          (1,309)
                                              -------          -------          -------          -------
         Total provision for (benefit
                from) income taxes            $ 4,613          $   740          $  (133)         $ 4,525
                                              =======          =======          =======          =======

       Net deferred tax assets (liabilities) consisted of the following:

                                                        DECEMBER 31,      December 31,
                                                            1996             1995
                                                        ------------      ------------
Current deferred taxes:
     Inventory step-up                                    $(4,780)         $(5,068)
     Severance                                             (2,797)          (1,849)
     Vacation and other employee benefits                   1,739            1,623
     Sales returns & allowances and warranty                1,119            1,138
     Inventory cost capitalization                            377              457
     Foreign                                                1,487              739
     Other                                                  1,301              410
                                                          -------          -------
     Net current deferred income tax liabilities           (1,554)          (2,550)
                                                          -------          -------



Non-current deferred taxes:
     Depreciation                                            (305)             312
     Post employment benefits other than pensions               9              106
     AMT credit carryforwards                                 700             --
                                                          -------          -------
     Net non-current deferred tax assets                      404              418
                                                          -------          -------
     Net deferred income tax liabilities                  $(1,150)         $(2,132)
                                                          =======          =======

         A reconciliation of the U.S. federal statutory tax rate to the Company's effective tax rate is as follows:

                                             TWELVE MONTHS     SIX MONTHS     SIX MONTHS  TWELVE MONTHS
                                                 ENDED           ENDED          ENDED         ENDED
                                              DECEMBER 31,      JUNE 29,     DECEMBER 31,  DECEMBER 31,
                                                  1996           1995           1995           1994
                                                  ----           ----           ----           ----
Provision for income taxes at federal
   statutory rate                                 35.0%          35.0%          (35.0)%        35.0%
Increase (decrease) in taxes resulting
   from-
     State and local income taxes, net of
       federal benefit                             1.8            5.0           (5.2)           1.1
     Other                                        (1.4)          (2.0)           4.0            0.1
                                                  ----           ----           ----           ----
Effective income tax rate                         35.4%          38.0%          (36.2)%        36.2%
                                                  ====           ====           ====           ====

(8)    Retirement Plans-

       The Company provides retirement benefits to eligible employees in the U.S. through a defined contribution plan. The Company matches contributions at a rate ranging from 1.0% to 4.5% percent of such contributions depending on the level of the participant's contribution and age. The Company's matching contributions under such plan were:

Twelve months ended December 31, 1996                                     $1,713
Six months ended December 31, 1995                                           585
Six months ended June 29, 1995                                               492
Twelve months ended December 31, 1994                                        943


       Effective with the Acquisition, Pitney Bowes retained the Company's U.S. retirement plan. The Company also has several defined benefit pension plans covering its employees in Canada, Mexico and Germany. Benefits are primarily based on employees' compensation and years of service. Company contributions are determined based on the funding requirements of each country's governmental laws and regulations.

       Net pension expense for the Company's non-U.S. defined benefit plans included the following components:

                                                       TWELVE       SIX MONTHS
                                                    MONTHS ENDED      ENDED
                                                    DECEMBER 31,   DECEMBER 31,
                                                        1996           1995
                                                    ------------   ------------
Service cost - benefits earned during period           $ 158          $ 106
Interest cost on projected benefit obligations           270            200
Actual return on assets                                 (887)          (155)
Net amortization                                         461             15
                                                       -----          -----
Net periodic defined benefit pension expense           $   2          $ 166
                                                       =====          =====

       Prior to the Acquisition, the Company's pension expense was determined by Pitney Bowes, and the components of this expense are not available. Total expense related to the Company's defined benefit plans during these periods was:

Six months ended June 29, 1995                        $1,762
Twelve months ended December 31, 1994                  3,551

     The funded status for the Company's non-U.S. defined benefit plans follows:

                                                      DECEMBER 31,     DECEMBER 31,
                                                         1996              1995
                                                      ------------     ------------
Actuarial present value of:
    Vested benefits                                     $ 4,495          $ 2,097
                                                        =======          =======
    Accumulated benefit obligations                     $ 4,495          $ 2,104
                                                        =======          =======
    Projected benefit obligations                       $(4,960)         $(3,364)

Plan assets at fair value, primarily stocks and
   bonds                                                  5,478            4,791
Unrecognized net loss (gain)                                213             (102)
Unrecognized net asset                                     --               (265)
                                                        -------          -------
Net pension asset                                       $   731          $ 1,060
                                                        =======          =======

       The actuarial assumptions used for these defined benefit plans were as follows:

                                                     DECEMBER 31,    DECEMBER 31,
                                                        1996            1995
                                                     ------------    ------------
Discount rate                                           8.25%            9%
Rate of increase in future compensation levels           6-7%           6-7%
Expected long-term rate of return on plan
   assets                                               9-11%             9%


(9)    Commitments and Contingencies-

       The Company is a defendant in a number of lawsuits, none of which will, in the opinion of management, have a material adverse effect on the Company's financial position or results of operations.

       Pursuant to the Omnibus Purchase Agreement, Pitney Bowes has agreed to indemnify the Company against certain scheduled environmental liabilities, including liabilities relating to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA sites) discussed below, and claims arising from environmental conditions described in written environmental assessments and audits conducted since January 1, 1985, without any time limitations. Pitney Bowes has also agreed to indemnify the Company against additional liabilities arising from environmental claims or conditions resulting from the activities of or existing on properties of the Company or Pitney Bowes prior to the closing date of the Acquisition, provided that the Company must notify Pitney Bowes of any such liabilities within five years of such closing date.

       The Company's operations are subject to federal, state, local and international environmental laws and regulations that impose limitations on the discharge of, and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of, certain materials, substances and wastes. To the best of the Company's knowledge, the Company's operations are in material compliance with the terms of all applicable environmental laws and regulations as currently interpreted. The Company is currently investigating soil and ground water contamination at its Pickering, Ontario facility. The investigation is being performed subsequent to notification of, and will be conducted in accordance with the requirements of the Ontario Ministry of Environment and Energy. The Company has removed contaminated soils and installed ground water monitoring wells at the facility and is preparing for potential additional investigation or remedial actions. The Company believes that, in connection with the Acquisition, it is indemnified by Pitney Bowes for the costs of the investigation and any necessary remediation at the Pickering, Ontario facility. Because discussions with the Ministry of Environment and Energy concerning future remedial options have not yet commenced, the Company cannot at this time estimate the potential costs of cleanup, but based on currently available information and taking into consideration the indemnity from Pitney Bowes, the Company believes that its liability with respect to the cleanup is unlikely to have a material adverse effect on the Company's financial position, results of operations or its consolidated financial statements taken as a whole.

       The Company has been advised of potential liability under "CERCLA" at six off-site disposal sites. The Company has entered into settlement agreements at three of such sites. Although the Company is contesting its liability at the three remaining sites, the Company is unable to determine its ultimate liability at this time. Based on currently available information and taking into consideration the indemnity from Pitney Bowes, the Company does not believe its aggregate CERCLA liabilities for these sites will have a material effect on the Company's financial position, results of operations or its consolidated financial statements taken as a whole.

       To the best of the Company's knowledge, there are no other existing or potential environmental claims against the Company that are likely to have a material adverse effect on the Company's financial position, results of operations or its consolidated financial statements taken as a whole.

(10)     Leases-

       The Company leases certain factory and office facilities under lease agreements extending from three to ten years. In addition to factory and office facilities leased, the Company leases computer and information processing equipment under lease agreements extending from three to five years.

       Future minimum lease payments for capital and operating leases as of December 31, 1996 are as follows:

                                                  CAPITAL              OPERATING
YEARS ENDING DECEMBER 31,                         LEASES                LEASES
-------------------------                         ------                ------
     1997                                          $129                  $3,724
     1998                                           129                   2,268
     1999                                           129                   1,427
     2000                                            28                     497
     2001                                            -                      232
     Later years                                     -                      246
                                                   ----                  ------
Total minimum lease payments                        415                  $8,394
                                                                         ======
Less amount representing interest                   (38)
                                                   ----
Present value of minimum lease payments            $377
                                                   ====

       Rental expense under operating leases was as follows:

Twelve months ended December 31, 1996                $5,577
Six months ended December 31, 1995                    3,296
Six months ended June 29, 1995                        3,654
Twelve months ended December 31, 1994                 7,960


(11)     Fair Value of Financial Instruments-

                                       DECEMBER 31, 1996                    DECEMBER 31, 1995
                                   --------------------------          --------------------------
                                    CARRYING           FAIR             CARRYING           FAIR
                                     VALUE            VALUE              VALUE            VALUE
                                   ---------        ----------         ---------       ----------
Cash and cash equivalent           $ 18,170         $  18,170          $ 17,889         $ 17,889
Accounts receivable                  41,532            41,532            40,164           40,164
Accounts payable                      9,871             9,871            10,712           10,712
Short-term borrowings                  --                --               6,734            6,734
Long-term debt                      100,000           109,559           100,000          108,642
Forward exchange contracts             --                (160)             --               --


       The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

       (a) Cash and Cash Equivalents--The carrying value amount of cash and cash equivalents approximates its fair value.

       (b) Accounts Receivable and Accounts Payable--The carrying value amounts approximate fair value based on the short-term maturities of these instruments.

       (c) Short-Term Borrowings--The carrying value amounts of these borrowings approximates fair value due to the short-term maturities of these instruments. The Company's short term borrowings were repaid prior to December 31, 1996.

       (d) Long-Term Debt--The fair values of the Company's debt are estimated by discounting the future cash flows based on the Company's estimate of current borrowing rates for debt with similar maturities.

       (e) Forward Exchange Contracts--The fair values of the Company's foreign exchange contracts represent the amount the Company would pay to terminate the specific agreements. The fair values were derived based on quoted market prices for similar instruments, adjusted for maturity differences.

(12)     Quarterly Financial Data (Unaudited)-

       Effective with the Acquisition, the Company became subject to the Securities and Exchange Commission's rules on quarterly reporting. Summarized quarterly financial data for the applicable reporting periods in 1996 and 1995 are shown below:

              1996                                 QUARTER
-------------------------  --------------------------------------------------------
                            FIRST           SECOND          THIRD           FOURTH           TOTAL
                            -----           ------          -----           ------           -----
Net sales                  $62,295         $65,056         $65,259         $66,635         $259,245
Gross profit                26,218          28,061          28,519          29,174          111,972
Net income                   1,126           2,071           2,410           2,825            8,432
Earnings per share           1,126           2,071           2,410           2,435            8,046

              1995                  QUARTER
-------------------------   -----------------------
                            THIRD           FOURTH           TOTAL
                            -----           ------           -----
Net sales                  $65,531         $62,592         $128,123
Gross profit                23,551          25,564           49,115
Net income                     400             809            1,209
Earnings per share             400             809            1,209


       No quarterly results were reported prior to June 29, 1995.

 (13)  Pro forma Disclosures-

       As discussed in Note 1c, the ownership of the Company changed effective June 29, 1995. The following table reflects the 1995 and 1994 unaudited pro forma consolidated operating results of the Company assuming that the Acquisition had occurred on January 1, 1994:

                                              PRO FORMA        PRO FORMA
                                               TWELVE            TWELVE
                                             MONTHS ENDED      MONTHS ENDED
                                             DECEMBER 31,      DECEMBER 31,
                                                1995              1994
                                             ------------      ------------
Net Sales                                      $254,533         $246,874
Net income before cumulative effect of
     change in accounting                         1,100            6,200
Net income                                        1,100            2,700


       Pro forma adjustments consist principally of additional interest expense on the revolving line of credit and the unsecured senior notes, cost savings from the Company's reduction of headcount and changes to benefit plans pursuant to the restructuring plan, incremental depreciation on property, plant and equipment due to the write-up to fair value of these assets, incremental management fees and incremental amortization of goodwill, financing fees and other intangibles recorded in accordance with the purchase method of accounting.

       These pro forma results have been prepared for comparative purposes only and do not purport to represent the results of operations which would have resulted had the Acquisition occurred on January 1, 1994.

(14)   Non U.S. Operations-

       The Company has a significant amount of sales to countries outside the U.S. with a significant concentration in the European market. Total net sales and operating income in countries outside the United States and in Europe were as follows:

                            TWELVE MONTHS     SIX MONTHS    SIX MONTHS     TWELVE MONTHS
                                ENDED           ENDED         ENDED            ENDED
                             DECEMBER 31,    DECEMBER 31,    JUNE 29,      DECEMBER 31,
                                 1996            1995          1995            1994
                             ------------    ------------   ----------     -------------
Foreign -
     Net sales                $84,022         $41,100         $39,370         $80,786
     Operating income           8,111           4,341             453           6,120

     Europe -
     Net sales                 49,541          24,125          22,648          42,040
     Operating income           5,287           1,921           1,212           4,853

       Identifiable assets of the Company's international operations were approximately $48,798 and $54,841 at December 31, 1996 and 1995, respectively. Identifiable assets of the Company's European operations were approximately $26,553 and $35,008 at December 31, 1996 and 1995, respectively.

         (b) Pro-forma Financial Information. Set forth below are pro-forma income statements of the Company and Monarch Marking Systems, Inc. for the quarter ended March 31, 1997, and for the year ended December 31, 1996.


                                PAXAR Corporation
                               Pro-Forma Condensed
                               Financial Statement
                                   (Unaudited)

The following pro-forma income statement for the three months ended March 31, 1997 gives effect to the acquisition by PAXAR corporation ("PAXAR") of Monarch Marking Systems, Inc. ("Monarch") on March 3, 1997, as if the acquisition had occurred at January 1, 1996, after giving effect to the pro-forma adjustments described in the accompanying notes. The pro-forma information is based upon respective historical Financial Statements of PAXAR and Monarch and does not purport to be indicative of the results which would actually have resulted if the combination had been in effect on the dates or for the periods indicated or which may result in the future. The following proforma results reflects the addition of Monarch's income statement for the period January 1, 1997 to March 3, 1997.

                     Pro-Forma Condensed Income Statements
                   For the Three Months Ended March 31, 1997
                    (in thousands, except per share amounts)

                                                       1/1-3/3/97
                                     Paxar              Monarch             Pro-Forma           Pro-Forma
                                   Historical          Historical          Adjustments          Combined

Sales                              $ 80,455             $ 39,679                               $ 120,134

Cost of Sales                        48,272               23,134                                  71,406
                                   --------             --------                               ---------

     Gross Profit                    32,183               16,545                                  48,728
                                                                               580 (a)
Selling, general and                                                           (83)(b)
            administrative           22,356               14,806               (54)(c)            37,605
                                   --------             --------          --------             ---------

Operating income                      9,827                1,739              (443)               11,123


Interest expense, net                (1,713)              (1,987)           (1,000)(d)            (4,700)
                                   --------             --------          --------             ---------
      Income before taxes             8,114                 (248)           (1,443)                6,423

Taxes on income                       2,412                 (137)             (106)(e)             2,169
                                   --------             --------          --------             ---------
      Net income                   $  5,702              $  (111)         $ (1,337)            $   4,254
                                   ========             ========          ========             =========
Weighted average shares
       outstanding                   28,948                                                       29,439
                                   ========                                                    =========
Earnings per share                 $   0.20                                                    $    0.15
                                   ========                                                    =========

                                PAXAR Corporation
                               Pro-Forma Condensed
                               Financial Statement
                                   (Unaudited)

The following pro-forma income statement for the year ended December 31, 1996, gives effect to the acquisition by PAXAR of Monarch on March 3, 1997, as if the acquisition had occurred at January 1, 1996, after giving effect to the pro-forma adjustments described in the accompanying notes. The pro-forma information is based upon respective historical Financial Statements of PAXAR and Monarch and does not purport to be indicative of the results which would actually have resulted if the combination had been in effect on the dates or for the periods indicated or which may result in the future.

                      Pro-Forma Condensed Income Statements
                      For the Year Ended December 31, 1996
                    (in thousands, except per share amounts)

                                     Paxar             Monarch            Pro-Forma             Pro-Forma
                                   Historical         Historical         Adjustments           Combined
                                   ----------         ----------         -----------           --------

Sales                              $ 219,828          $ 259,245                               $ 479,073

Cost of Sales                        138,333            147,273                                 285,606
                                   ---------          ---------                               ---------

     Gross Profit                     81,495            111,972                                 193,467

Selling, general and                    --                 --               3,250(a)
            administrative            55,126             85,763              (500)(b)           143,639
                                   ---------          ---------          --------             ---------

Operating income                      26,369             26,209            (2,750)               49,828

Equity in net income of
           affiliate                   4,132               --              (4,132)(c)              --

Interest expense, net                 (1,365)           (13,164)           (6,000)(d)           (20,529)
                                   ---------          ---------          --------             ---------

      Income before taxes             29,136             13,045           (12,882)               29,299

Taxes on income                        7,332              4,613            (2,338)(e)             9,607
                                   ---------          ---------          --------             ---------

      Net income                   $  21,804          $   8,432          $(10,544)            $  19,692
                                   =========          =========          ========             =========
Weighted average shares
       outstanding                    28,414                                                     29,389
                                   =========                                                  =========

Earnings per share                 $    0.77                                                  $    0.67
                                   =========                                                  =========

              Notes to Pro-Forma Consolidated Financial Statements

On March 3, 1997, PAXAR Corporation ("PAXAR") acquired the 51% of Monarch Holdings, Inc. ("Holdings"),that it did not own for a total purchase price of approximately $130,000. PAXAR acquired the 49% equity interest of Odyssey Partners, L.P. in Holdings for $94,100 in cash, a promissory note in the amount of $5,900 at an annual interest rate of 4.88% payable on January 2, 1998, and five year warrants to purchase (a) 1,000,000 shares of the PAXAR's common stock, par value $0.10, at an exercise price of $17.50 per share and (b) 200,000 shares of the PAXAR's common stock at an exercise price of $21.875 per share. The warrants have been recorded at a fair value of approximately $9.7 million at the date of acquisition. Immediately following the closing of the acquisition, PAXAR caused Holdings to merge with and into the Company. Upon completion of such merger, the Chairman of Holdings and the President and Chief Executive Officer of Holdings each received 125,229 shares of the PAXAR's common stock valued at $19.00 per share, in exchange for the shares of Holdings common stock owned by each of them. In the merger, employees of Holdings received incentive stock options to purchase an aggregate of 995,575 shares of the PAXAR's Common Stock pursuant to the Company's 1990 Employee Stock Option Plan in exchange for outstanding options to purchase Holdings common stock. The options have been recorded at a fair value of approximately $16 million at the date of acquisition.

The acquisition is being accounted for as a purchase with assets acquired and liabilities assumed recorded at their estimated fair values at the date of acquisition. The excess of the purchase price and transaction costs over the fair value of net assets acquired is recorded as goodwill. The purchase price allocation related to certain accruals and reserves is not complete and adjustments to goodwill may be necessary. No pro-forma Balance Sheet has been filed for March 31,1997. PAXAR's unaudited Balance Sheet reflecting the acquisition of Monarch has been filed in Part I Item 1 of its report on Form 10-Q for the Quarterly Period Ended March 31,1997. The following are explanations of the adjustments reflected on the Pro-Forma financial statements.


(a) Reflects the pro-forma adjustment to record goodwill amortization expense, acquired as part of this acquisition. Goodwill is being amortized on a straight-line basis over a forty-year period.

(b) Reflects the pro-forma adjustment to record the reversal of the management fee expense recorded by Monarch to Odyssey Partners L.P.

(c) Reflects the pro-forma adjustment to record the reversal of the equity in net income of affiliate.

(d) Reflects the pro-forma adjustment for estimated interest expense as a result of the debt incurred from the acquisition of the remaining 51% of Monarch not owned by the Company.

(e) Reflects the pro-forma adjustment to tax effect adjustments (b), (c) and
(d).

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                             PAXAR CORPORATION

Dated:  May 19, 1997                         By: /s/ George Mitchell
                                                 -------------------
                                                   George Mitchell
                                                      Treasurer